Exhibit 10.16
AMENDMENTS TO
EMPLOYMENT AGREEMENT
     WHEREAS, an Employment Agreement, dated as of May 19, 1995 (the “Agreement”), was entered into by and between The Scotts Company, an Ohio corporation, and James Hagedorn (the “Employee”);
     WHEREAS, The Scotts Company was merged with and into The Scotts Company LLC, an Ohio limited liability company (the “Company”), a wholly-owned subsidiary of The Scotts Miracle-Gro Company (the “Corporation”);
     WHEREAS, effective as of October 1, 2008, the Company, the Corporation and Employee (collectively the “parties”) desire to amend the Agreement, to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
     NOW, THEREFORE, the parties agree as follows:
1.	Section 7(f) is amended by adding the following at the end thereof:

Notwithstanding the foregoing, for purposes of this Agreement, a termination of employment occurs when Employee and the Company reasonably anticipate that (i) no further services will be performed by Employee after a certain date, or (ii) the level of bona fide services which Employee is expected to perform for the Company, the Corporation and their affiliates, as an employee or otherwise, as of a certain date is expected to permanently decrease to a level equal to twenty (20) percent or less of the average level of services performed by Employee during the immediately preceding thirty-six (36) month period (or Employee’s entire period of service if less than thirty-six (36) months). Whether there has been a termination of employment will be determined by the Board of Directors of the Corporation taking into account all of the facts and circumstances at the time of the termination of employment in accordance with the guidelines described in Treas. Regs. Section 1.409-1(h).

2.	Section 8 is amended by adding the following new subsection (d) at the end thereof:
(d)	Notwithstanding anything in this Agreement to the contrary, if Employee is a “specified employee” of the Corporation (within the meaning of Section 409A and as determined under the Corporation’s policy for determining specified employees) on the Date of Termination, the payment due under Section 8(c)(3) that is required to be delayed under Section 409A shall be delayed for six (6) months following the Date of Termination, and the accumulated postponed amounts paid in a lump sum Payment within five (5) days after the end of such six (6) month period. If Employee dies during the postponement period prior to the payment of such amounts, the amounts postponed on account of Section 409A shall be paid to Employee’s Beneficiary within sixty (60) days after the date of Employee’s death.
3.	The following new Section 17 is added in sequence.
17.	Section 409A. This Agreement is intended to be fully compliant with the requirements of Section 409A, the final regulations promulgated thereunder, taking into account any and all transition rules and relief promulgated by the Internal Revenue Service or the U.S. Department of Treasury regarding compliance therewith, and, to the maximum extent permitted by law, shall be administered, operated and construed consistent with this intent. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

          IN WITNESS WHEREOF, the parties have executed this Amendment Agreement effective as of October 1, 2008, except to the extent an earlier or later date is required to comply with Section 409A or other applicable law. The parties have executed this document on separate signature pages intentionally.

THE SCOTTS MIRACLE-GRO COMPANY THE SCOTTS COMPANY LLC
December 22, 2008	By:	/s/ Denise Stump
Denise Stump, Executive Vice President
Global Human Resources

December 30, 2008	By:	/s/ Vincent C. Brockman
Vincent C. Brockman, Executive Vice President
General Counsel

December 22, 2008	EMPLOYEE
/s/ James Hagedorn
James Hagedorn

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